BERMAN, SOSMAN & ROSENZWEIG CPAs PLLC

ALL CORRESPONDENCE TO:

30 Jericho Executive Plaza Suite 200C

Jericho, New York 11753

Tel (516) 826-7600

Fax (516) 826-4343

www.cpataxsavers.com

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor's Report dated January 13, 2022 relating to the balance sheet as of January 10, 2022 and the related statement of cash flows for the period from January 1-January 10, 2022 of Oasis Real Estate Investments 1, LLC..

Very Truly Yours,

BERMAN, SOSMAN & ROSENZWEIG CPAs PLLC

Jericho, New York

January 13, 2022